Exhibit 10.2

EXECUTION COPY

Opening Transaction

To:	Asbury Automotive Group, Inc. 622 Third Avenue 37th Floor New York, NY 10017

A/C:	028613248

From:	Goldman, Sachs & Co.

Re:	Convertible Bond Hedge Transaction

Ref. No:	SDB1625367450

Date:	March 12, 2007

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and Asbury Automotive Group, Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of March 16, 2007 between Counterparty and  The Bank of New York, as trustee (the “Indenture”) relating to the USD100,000,000 principal amount of 3.00% convertible notes due 2012 (the “Convertible Notes”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation.  If any relevant sections of the Indenture are changed, added or renumbered prior to execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture.  The Transaction is subject to early unwind if the closing of the Convertible Notes is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and

Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method in respect of Payments on Early Termination and US Dollars (“USD”) as the Termination Currency, and (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”, and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold Amount” of USD15 million).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.     The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 12, 2007

Effective Date:	March 16, 2007

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “ABG”).

Number of Options:

The number of Convertible Notes in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Notes; provided that the Number of Options shall be automatically increased as of the date of exercise by the representative of the Initial Purchasers (as defined in the Purchase Agreement) of their option pursuant to Section 2 of the Purchase Agreement dated as of March 12, 2007 between Counterparty and Dealer, as representative of the Initial Purchasers party thereto (the “Purchase Agreement”), by the number of Convertible Notes in denominations of USD1,000 principal amount issued pursuant to such exercise (such Convertible Notes, the “Additional Convertible Notes”).  For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Sections 13.01(e) or 13.04(f) of the Indenture).

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement.

Number of Shares:	The product of the Number of Options, the Option Entitlement and the Applicable Percentage.

Applicable Percentage:	40%

Premium:

USD6,716,000 (Premium per Option USD67.16); provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, an additional Premium equal to the product of the number of Options by which the Number of Options is so increased and the Premium per Option shall be paid on the Additional Premium Payment Date.

Premium Payment Date:	The Effective Date

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Convertible Notes.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture occurring during the Exercise Period for Convertible Notes (such Convertible Notes, the “Relevant Convertible Notes” for such Conversion Date).

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Notes remain outstanding and (ii) the third Scheduled Trading Day immediately preceding September 15, 2012 (the “Maturity Date”)

Scheduled Trading Day:	As defined in the Indenture.

VWAP Trading Day:	As defined in the Indenture.

Required Exercise on
Conversion Dates:

On each Conversion Date, a number of Options equal to the number of Relevant Convertible Notes for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice of Exercise:	Notwithstanding anything to the contrary in the

Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 P.M., New York City time, on the Scheduled Trading Day prior to the first Exchange Business Day of the “Observation Period”, as defined in the Indenture, relating to the Relevant Convertible Notes converted on the relevant Conversion Date on which such Exercise Date occurs (the “Notice Deadline”) of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Notes converted on the relevant Conversion Date and (iii) the first Scheduled Trading Day of the relevant Observation Period.  Notwithstanding the foregoing, (x) in respect of Options with an Exercise Date occurring during the period from and including the 35th Scheduled Trading Day prior to the Maturity Date to and including the Expiration Date (the “Final Conversion Period”), the Notice Deadline shall be 12:00 noon, New York City time on the Scheduled Trading Day immediately following the Expiration Date and the content of such notice shall be as set forth in clauses (i) and (ii) above as they relate to all Exercise Dates occurring during the Final Conversion Period and (y) such notice (and the related automatic exercise of Options) shall be effective if given after the Notice Deadline but prior to 5:00 P.M., New York City time, on the fifth Scheduled Trading Day of such Observation Period, in which event the Calculation Agent shall have the right to adjust the Delivery Obligation (as defined below) as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer or any of its affiliates in connection with hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice prior to the Notice Deadline.  For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligations to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure.

Dealer’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	To:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004

	Attn:	Equity Operations:
Options and Derivatives

	Telephone:	(212) 902-8996
	Facsimile:	(212) 902-0112

With a copy to:

	Attn:	Tracey McCabe
Equity Capital Markets
	Telephone:	(212) 357-0428
	Facsimile:	(212) 902-3000

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the Shares to be delivered in respect of the Relevant Convertible Notes for the relevant Conversion Date under the terms of the Indenture.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty, on the related Settlement Date, a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any (and cash in lieu of fractional Shares, if any) that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes for the corresponding Conversion Date pursuant to Section 13.02 of the Indenture (such Shares, the “Convertible Obligation”); provided that such obligation shall be determined excluding any Shares (and cash in lieu of fractional Shares) that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Sections 13.01(e) or 13.04(f) of the Indenture and any interest payment that the Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Note. For the avoidance of doubt, in respect of any Exercise Date, if the “Daily Conversion Value”, as defined in the Indenture, for each VWAP Trading Day during the relevant Observation Period is less than or equal to USD33.33 in the case of the first 20 VWAP Trading Days and USD33.34 in the case of the last 10 VWAP Trading Days, as the case may be, for each VWAP Trading Day in the Observation Period, Dealer will have no delivery obligation hereunder in respect of such Exercise Date.

Notice of Delivery Obligation:

No later than the Exchange Business Day immediately following the last day of the Observation Period, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all such Exercise Dates (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 13.04(a), (b), (c), (d) and (e) of the Indenture, the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Promptly following the occurrence of any Adjustment Event, as defined in the Indenture, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Notes in respect of such Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments. The Calculation Agent shall, promptly after receiving such notice, make any corresponding adjustments to the terms of the Transaction and notify Dealer and Counterparty thereof. In addition, at least 10 Scheduled Trading Days prior to the ex-dividend date for any cash dividend or distribution that would constitute the occurrence of an Adjustment Event set forth in Section 13.04(d) of the Indenture and not earlier than the public announcement by Counterparty of such dividend or distribution, Counterparty shall notify the Calculation Agent of such Adjustment Event and the ex-dividend date for such cash dividend or distribution.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 13.10 of the Indenture.

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 13.04(f) of the Indenture.

Notice of Merger Consideration:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the Merger Date) notify the Calculation Agent of the weighted average of the types and amounts of consideration to be received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election.

Nationalization, Insolvency
or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange. For the avoidance of doubt, the occurrence of any event that is a Merger Event and would also constitute a Delisting shall first have the consequences specified for the relevant Merger Event and following that have the consequences specified for the relevant Delisting.

Additional Disruption Events:

(a)	Change in Law:	Applicable

(b)	Failure to Deliver:	Applicable

(c)	Insolvency Filing:	Applicable

(d)	Hedging Disruption:	Applicable

(e)	Increased Cost of Hedging:	Applicable

Hedging Party:		For all applicable Additional Disruption Events, Dealer

Determining Party:		For all applicable Additional Disruption Events, Dealer

Non-Reliance:		Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:		Applicable

Additional Acknowledgments:		Applicable

3.	Calculation Agent:

Dealer. The Calculation Agent shall, upon request by either party, provide a written explanation of any calculation made by it including, where applicable, a description of the methodology and data applied.

4.	Account Details:

Dealer Payment Instructions:

Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Counterparty Payment Instructions:

To be provided by Counterparty.

5.	Offices:

The Office of Dealer for the Transaction is:

One New York Plaza, New York, New York 10004

The Office of Counterparty for the Transaction is:

622 Third Avenue, 37th Floor, New York, New York 10017

6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

	To:	Asbury Automotive Group
622 Third Avenue, 37th Floor
New York, NY 10017
	Attn:	Chief Financial Officer
	Telephone:	212-885-2500
	Facsimile:	212-297-2645

With a copy to:

	Attn:	General Counsel

	Facsimile:	212-297-2653

(b)	Address for notices or communications to Dealer:

	To:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
	Attn:	Equity Operations: Options and Derivatives
	Telephone:	(212) 902-1981
	Facsimile:	(212) 428-1980/1983

With a copy to:

	Attn:	Tracey McCabe
Equity Capital Markets
	Telephone:	(212) 357-0428
	Facsimile:	(212) 902-3000

7.     Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to supercede inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) as a result of activity by Counterparty or its affiliates or as a result of activity known to Counterparty and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii)          On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Goldman, Sachs & Co.

(iv)          Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue Nos. 00-19, 01-06 or 03-06 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v)           Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)          Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii)         Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii)        Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix)           On each of the Trade Date, and the Premium Payment Date and the Additional Premium Payment Date, if any, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(x)            The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)           Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(f)            Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8.  Other Provisions:

(a)           Right to Extend.  Dealer may postpone any Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or the stock borrow market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(b)           Additional Termination Events.  The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, or (ii) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Amount pursuant to Section 6(b) of the Agreement and to determine the Early Termination Amount pursuant to Section 6(e)(ii)(1) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or receives a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Dealer, such consent not to be unreasonably withheld.

(c)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If, subject to Section 8(i) below, Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of an Extraordinary Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M., New York City time, on the Merger Date, Announcement Date or Early Termination Date, as applicable (“Notice of Share Termination”).  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Announcement Date or Early Termination Date, as applicable:

Share Termination Alternative:

Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer and Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)           Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer.  “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ABG.N <equity> AQR (or any successor thereto) in respect of the period from 9:30 A.M. to 4:00 P.M., New York City time, on such Exchange Business Day (or if such volume-weighted average price is unavailable or manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(e)           Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof).  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer and its directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f)            Transfer and Assignment.  Neither party may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, without the consent of non-transferring party; provided, that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (x) any of its affiliates, so long as the obligations of such affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (y) any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A2 or better by Moody’s Investors Service (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided further that at any time at which the Equity Percentage exceeds 9.0%, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the provisions set forth above after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Equity Percentage is reduced to 8.5% or less, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 8.5%.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.  The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the  number of Shares “beneficially owned” (within the meaning of Section 13 of the Exchange Act) on such day by Dealer, any of its affiliates subject to aggregation with Dealer for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership”

of any Shares, including, in each case, without limitation, any Shares so owned as a hedge of the Transaction or a related transaction and Shares the “beneficial ownership” of which Dealer or Hedging Party has the right to acquire pursuant to a transaction related to the Transaction, and (B) the denominator of which is the number of Shares outstanding on such day.  Counterparty may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any party with the consent of Dealer, such consent not to be unreasonably withheld.

(g)           Staggered Settlement. If the Staggered Settlement Equity Percentage as of any Exchange Business Day during any Observation Period is greater than 4.5%, Dealer may, by notice to Counterparty prior to the related Settlement Date (the “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)            in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related Observation Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)           the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

The “Staggered Settlement Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (i) the number of Shares “beneficially owned” (within the meaning of Section 13 of the Exchange Act) on such day by Dealer, any of its affiliates subject to aggregation with Dealer for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares, excluding Shares so owned as a hedge of the Transaction, plus (ii) the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day.

(h)           Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)            Netting and Set-off.

(i)            If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Counterparty to Dealer and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Dealer to Counterparty and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii)           In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that Dealer or any affiliate of Dealer may have to or against Counterparty hereunder or under the Agreement against any right or obligation Dealer or any of its affiliates may have against or to Counterparty, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder.  In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind.  In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation.  In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent.  If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii)          Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(i)) or any other agreement between the parties to the contrary, (A) Counterparty shall not net or set off its obligations under the Transaction, if any, against its rights against Dealer under any other transaction or instrument and (B) Dealer may net and set off any rights of Dealer against Counterparty arising under the Transaction only against obligations of Dealer to Counterparty arising under any transaction or instrument if such transaction or instrument does not convey rights to Dealer senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  Dealer will give notice to Counterparty of any netting or set off effected under this provision.

(j)            Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.

(k)                           Early Unwind.  In the event the sale by Counterparty of the Convertible Notes is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on March 16, 2007 (or such later date as agreed upon by the parties, which in no event shall be later than March 23, 2007) (March 16, 2007 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall pay to Dealer, other than in cases involving a breach of the Purchase Agreement by the initial purchasers, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares).  Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)            Governing Law.  THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

9.  Arbitration.

(a)   All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)   Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)   The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)   The arbitrators do not have to explain the reason(s) for their award.

(e)   The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)    The rules of some arbitration forums may impose time limits for bringing a claim in arbitration.  In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)   The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h)   Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or the Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.  The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i)    No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j)    Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

		By:	/s/ Debra Tageldein, Vice President
Authorized Signatory

Agreed and Accepted By:

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ J. Gordon Smith
Name: J. Gordon Smith
Title: Chief Financial Officer